EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree that this Statement on Schedule 13G with respect to the beneficial ownership of shares of Common Stock of Realbiz Media Group, Inc. is filed jointly, on behalf of each of them.

Date: June 18, 2018

Frederick Berdon

/s/Frederick Berdon

F. Berdon & Co., LLC

By:	/s/Frederick Berdon
Name: Frederick Berdon
Title: Authorized Signatory